Exhibit 10.2

AMENDMENT #6 TO
CARL W. GERST, JR. EMPLOYMENT AGREEMENT

This sets forth Amendment #6 to the Employment Agreement entered into between Anaren, Inc. (“Employer”) and Carl W. Gerst, Jr. (“Mr. Gerst”) dated February 14, 2004.

RECITALS

1.           The original term of the Employment Agreement was scheduled to expire as of June 30, 2007.

2.           Pursuant to Amendments #1, #2, #4 and #5 to the Employment Agreement, the term of the Employment Agreement was extended and now expires on June 30, 2011, subject to the termination provisions provided in the Employment Agreement.

3.           Amendment #3 to the Employment Agreement dated December 30, 2008 incorporated changes to the Employment Agreement to reflect the application of Internal Revenue Code Section 409A to certain provisions of the Employment Agreement.

4.           The parties desire to continue Mr. Gerst’s employment with the Company on the same terms and conditions currently applicable, including paying Mr. Gerst a Base Salary of $187,500 in consideration of a reduced work schedule of approximately 30 hours per week.

5.           The Compensation Committee of Anaren’s Board of Directors recommended, and the Board unanimously approved at its May 11, 2011 regular meeting that the Company amend Mr. Gerst’s Employment Agreement to provide for his continued employment through and including June 30, 2012.

TERMS

In consideration of the mutual covenants and representations contained herein, and other valuable and good consideration, receipt of which is acknowledged, the parties agree as follows:

1.           Paragraph 1(a) of the Employment Agreement is hereby amended so that the Employment Agreement continues, as most recently changed by Amendment #5, through and including June 30, 2012, subject to the termination provisions provided in the Employment Agreement.

2.           Paragraph 6(b) of the Employment Agreement (as previously amended by Amendment #3) is hereby amended and restated to provide in its entirety as follows:

(b)           If any portion of the amounts paid to, or value received by Employee following a “change of control” (whether paid or received pursuant to this paragraph 6 or otherwise) constitutes an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G, then the parties shall negotiate a restructuring of payment dates and/or methods to minimize or eliminate the application of Internal Revenue Code Section 280G; but only if and to the extent such restructuring will not result in the premature recognition of income or the imposition of excise taxes under Internal Revenue Code Section 409A.  If an agreement to restructure payments is not reached within sixty days of the date the first payment is due under this paragraph 6, then payment shall be made without restructuring.  In that case, Employee shall be responsible for all taxes and penalties payable by Employee as a result of Employee’s receipt of “excess parachute payments”.  Employee is not entitled on any reimbursement for taxes.

3.           Effective as of July 1, 2011, paragraph 6(c) of the Employment Agreement shall be amended and restated to provide in its entirety as follows:

(c)           For purposes of this Agreement, a “Change of Control,” shall be deemed to have occurred if:

(i)
during any 12-month period, any “person” including a “group” (as determined in accordance with Section 13D(3) of the Securities Exchange Act of 1934) is or becomes a beneficial owner, directly or indirectly, of securities of Employer representing 50% or more of the combined voting power of Employer’s then outstanding securities;

(ii)
as a result of, or in connection with, any tender offer or exchange offer, merger or other business combination, a majority of members of Employer’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of Employer’s Board of Directors before the date of the appointment or election;

(iii)
Employer is merged or consolidated with another entity and as a result of the merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former stockholders of Employer, other than (A) affiliates within the meaning of the Exchange Act or (B) any party to the merger or consolidation; or

(iv)	Employer sells or otherwise transfers for value ownership of substantially all of its assets to another entity that is not controlled by or a shareholder of Employer.

All other terms of the 2004 Employment Agreement, as modified by Amendments #3 and #4, and by this Amendment #6, will remain in full force and effect.

ANAREN, INC.
/s/ Lawrence A. Sala                                                                               /s/ Carl W. Gerst, Jr.
Lawrence A. Sala                                                                                     Carl W. Gerst, Jr.
President and CEO
Dated:  June 28, 2011                                                                              Dated:  June 28 2011